Exhibit 10.2
AMENDMENT TO
ISOTIS SA
STOCK OPTION PLAN 2003/1
     THIS AMENDMENT TO THE ISOTIS SA STOCK OPTION PLAN 2003/1, made as of January 24, 2007, is adopted by IsoTis SA, a Swiss corporation (Aktiengesellschaft) pursuant to article 620 et seq. of the Swiss Code of Obligations, registered in Lausanne, Switzerland (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
     WHEREAS, the Company maintains the IsoTis SA Stock Option Plan 2003/1 (the “Plan”);
     WHEREAS, pursuant to Section 2 of the Plan, the Company reserves the right to amend the Plan by action of its Board of Directors (the “Board”); and
     NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows:
1.	Section 9 is hereby amended and restated to read as follows:
     “In the event or in view of a merger or a sale of all or substantially all of the assets of the Company to another person or entity or a dissolution or liquidation of the Company, or the like (a “Covered Transaction”), all existing Options will be terminated as of the effective date of the Covered Transaction, except as otherwise decided by the Board, and the following rules shall apply:
a)	Subject to paragraph b) below, the Board may at its sole discretion, prior to the effective date of the Covered Transaction, (i) make each existing Option exercisable in full, and/or (ii) change the duration period of each exercisable Option such as all exercisable Options must be exercised within a period of 30 days minimum.

b)	With respect to existing Options held by a Participant who, following the Covered Transaction, will be employed by or otherwise providing services to a corporation which is the surviving or acquiring corporation in such transaction or an affiliate of such corporation, the Board may, in lieu of the actions described in paragraph a) above, arrange to have such surviving or acquiring corporation or affiliate grant to the Participant replacement Options, which in the judgment of the Board, are substantially equivalent to the existing Options.”
2.	A new Section 12 is added after Section 11 of the Plan to read as follows:
     “Notwithstanding any other provision of the Plan to the contrary, the following provisions shall apply to the Plan and to any Option outstanding (an

“Outstanding Option”) under the Plan immediately prior to the closing (the “Closing”) of the exchange of the outstanding shares of the Company’s common stock (“SA Common Stock”) for newly issued shares of the Common Stock of IsoTis, Inc. (“Inc. Common Stock”): (i) immediately upon the Closing, IsoTis, Inc. shall assume the Plan and all Outstanding Options, (ii) no additional Options shall be granted under the Plan after the Closing, (iii) immediately upon the Closing, each Outstanding Option shall be adjusted automatically to be exercisable for shares of Inc. Common Stock, with a ratio of one (1) share of Inc. Common Stock for every ten (10) shares of SA Common Stock shares subject to the Outstanding Option immediately prior to the Closing and with a per share exercise price equal to ten (10) times the per share exercise price of the Outstanding Option immediately prior to the Closing and (iv) immediately upon the Closing, all references in the Plan to IsoTis SA and the Company are amended to refer to IsoTis, Inc., a Delaware corporation. All references in the Plan to the share capital of IsoTis SA are amended to refer to the share capital of IsoTis, Inc.”
3.	This Amendment shall be and is hereby incorporated in and forms a part of the Plan.
4.	All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.
(Signature Page Follows)

     I hereby certify that the foregoing Amendment to the IsoTis SA Stock Option Plan 2003/1 was duly adopted by the Board of Directors of IsoTis SA on January 24, 2007.
     Executed on this 24th day of January, 2007.

/s/ Robert J. Morocco
Secretary